February 26, 2019

Dear Fellow Shareholders:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Corning Natural Gas Holding Corporation on Tuesday, April 2, 2019, starting at 10:00 a.m. local time at our offices, 330 West William Street, Corning, New York 14830. As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is: (1) the election of directors, (2) a non-binding advisory vote to approve our executive compensation, and (3) the ratification of the appointment of Freed Maxick CPAs, P.C. as our independent registered public accounting firm. Our management team will also discuss our business and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of our directors and management, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Michael I. German

President and Chief Executive Officer

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Notice of Annual Meeting of Shareholders

To Be Held April 2, 2019

To the Shareholders of Corning Natural Gas Holding Corporation:

The 2019 Annual Meeting of Shareholders of Corning Natural Gas Holding Corporation, a New York corporation, will be held on Tuesday, April 2, 2019, at 10:00 a.m. local time at 330 West William Street, Corning, New York 14830, for the following purposes:

1.	to elect eight directors to serve for a one-year term until the next annual meeting or until their successors are duly elected and qualified;

2.	to hold a non-binding advisory vote to approve our executive compensation for fiscal 2018;

3.	to ratify the appointment of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for fiscal 2019; and

4.	to transact such other business as may properly come before the meeting or any adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on February 11, 2019 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

On Behalf of the Board of Directors,

Firouzeh Sarhangi

Chief Financial Officer, Treasurer and Corporate Secretary

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Corning Natural Gas Holding Corporation

Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for

The Annual Meeting of Shareholders to be held on April 2, 2019

This proxy statement and our annual report to shareholders for the fiscal year ending September 30, 2018 are available on our website at www.corninggas.com.

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Corning Natural Gas Holding Corporation (the “Company”) to be used at our 2019 annual meeting of shareholders to be held on April 2, 2019, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying president’s letter, notice and proxy card, together with our annual report to shareholders for the fiscal year ended September 30, 2018, are being sent to our shareholders beginning on or about February 26, 2019. The Company is paying all costs of the solicitation of proxies.

QUESTIONS AND ANSWERS

Q:	When and where is the annual meeting?

A:	This year’s annual meeting of shareholders will be held on Tuesday, April 2, 2019, at 10:00 a.m. local time at our offices at 330 West William Street, Corning, New York, 14830.

Q:	What are shareholders voting on?

A:	Three proposals: (1) the election of eight directors: Henry B. Cook, Jr., Michael I. German, Ted W. Gibson, Robert B. Johnston, Joseph P. Mirabito, William Mirabito, George J. Welch and John B. Williamson III; (2) a non-binding advisory vote to approve our executive compensation, and (3) the ratification of the appointment of Freed Maxick CPAs, P.C. as our independent registered public accounting firm.

If a permissible proposal other than the three noted above is presented at the annual meeting, your signed proxy card gives authority to each of Michael I. German, our president, and Firouzeh Sarhangi, our chief financial officer, treasurer and corporate secretary, acting alone or together, to vote on the additional proposal. We are not aware of any additional proposals to be voted on at the meeting.

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Q:	Who is entitled to vote?

A:	Only holders of our common stock as of the close of business on February 11, 2019, the record date for the meeting, are entitled to vote. Each share of common stock is entitled to one vote at the meeting.

Q:	How do shareholders vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted as described below. You may revoke your proxy at any time before the meeting by notifying our corporate secretary, voting in person, or returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Michael I. German and/or Firouzeh Sarhangi will vote, on your behalf: (1) FOR the nominated directors, (2) FOR the non-binding advisory vote to approve our executive compensation, and (3) FOR the ratification of the appointment of our independent registered public accounting firm.

Q:	Who will count the vote?

A:	Representatives of our transfer agent, Computershare, will tabulate the votes. Marie Husted and Julie Lewis, employees of our subsidiaries, are the Company’s election inspectors and will be responsible for reviewing the vote count.

Q:	What shares are included on the proxy card and what does it mean if I received more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What constitutes a quorum?

A:	As of the record date, 3,032,182 shares of our common stock were outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for adopting a proposal at the annual meeting. If you attend the annual meeting in person or submit a properly executed proxy card, then you will be considered part of the quorum.

Q:	What vote is required to approve each proposal?

A:	Proposal 1: The affirmative vote of the holders of a plurality of our shares of common stock present in person or represented by proxy at the annual meeting is required to elect directors. For this proposal, “broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” refers to a share represented at the annual meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote that share and with respect to which the broker or nominee does not have discretionary voting power to vote the share on one or more but not all proposals.

Proposal 2: The affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy at the annual meeting is required to approve the proposal for an advisory vote to approve our executive compensation. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against this proposal. For this proposal, “broker non-votes” will not be part of the shares present but will be counted to determine whether or not a quorum is present.

Proposal 3: Although the approval of the appointment of our auditors is not required under applicable law, it is our practice to seek approval for the appointment. The affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy at the annual meeting and voting with respect to the proposal is required for ratification of the appointment of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against this proposal. For this proposal, “broker non-votes” will be part of the voting shares present and will be counted to determine whether or not a quorum is present. In the event this proposal is not approved by shareholders, the board of directors may reconsider its appointment.

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Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, February 11, 2019, may attend the annual meeting.

Q:	What percentage of stock are the directors and executive officers entitled to vote at the annual meeting?

A:	Together, they beneficially own 916,086 shares of our common stock, or approximately 30.2% of our common stock entitled to vote at the annual meeting. Please see the “Securities Ownership of Certain Beneficial Owners and Management” table on page 15 of this proxy statement for more information.

Q:	Who are our largest principal shareholders?

A:	The Gabelli Group beneficially owns 527,745 shares of our common stock, or 17.4% of the stock entitled to vote at the annual meeting, based on their most recent filing with the SEC. Michael I. German, our president and chief executive officer, owns 548,730 shares of our common stock, or 18.1% of the stock entitled to vote at the annual meeting. Please see the “Securities Ownership of Certain Beneficial Owners and Management” table on page 15 of this proxy statement for more information.

Q	When is a shareholder proposal due for the next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by October 29, 2019, to Firouzeh Sarhangi, our chief financial officer, treasurer and corporate secretary, Corning Natural Gas Holding Corporation, 330 West William Street, Corning, New York 14830, and must be in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please see the “Shareholder Proposals” section on page 17 of this proxy statement for more information.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, eight directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified. Nominees for election this year are Henry B. Cook, Jr., Michael I. German, Ted W. Gibson, Robert B. Johnston, Joseph P. Mirabito, William Mirabito, George J. Welch, and John B. Williamson III. Each nominee has consented to be named in this proxy statement and to serve if elected. Information about the directors is included under “Board of Directors” below. If any director nominee is unable to stand for re-election, the board may, by resolution, provide for a fewer number of directors, or designate a substitute director nominee. If the board designates a substitute, shares represented by proxies may be voted for a substitute director.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting is required to elect directors. The board of directors recommends that you vote FOR Mr. Cook, Mr. German, Mr. Gibson, Mr. Johnston, Mr. Joseph Mirabito, Mr. William Mirabito, Mr. Welch, and Mr. Williamson III.

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BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one-year term was approved by the board. The name, age, position, business experience and principal occupation and employment of each director nominee is provided below, including service as directors of our wholly owned subsidiary, Corning Natural Gas Corporation (“Corning Gas”).

Name	Age	Position	Director of the Company Since	Director of Corning Gas Since

Henry B. Cook, Jr.	71	Chairman of the Board and Director	2013	2007
Michael I. German	68	Chief Executive Officer and Director	2013	2006
Ted W. Gibson	76	Director	2013	2006
Robert B. Johnston	54	Director	2014	2014
Joseph P. Mirabito	60	Director	2013	2010
William Mirabito	58	Director	2013	2010
George J. Welch	73	Director	2013	2007
John B. Williamson III	64	Director	2013	2010

Henry B. Cook, Jr. is our chairman of the board of directors and has served as a director of the Company since its organization in 2013 and a director of Corning Gas since May 2007. Mr. Cook is also a director of the Corning Natural Gas Appliance Corporation (“Corning Appliance”). He has served as the president of Triple Cities Acquisition, LLC, a heavy truck parts and vehicle dealer, and Roadwolf Transportation Products, LLC, an importer of heavy duty truck parts, since 2001. Mr. Cook has exhibited his expertise in the development and management of the business of those two companies. This business experience, together with the expertise about our business and operations derived from his years of service on the board of the Company and leadership as chairman of the board led the board of directors to conclude that Mr. Cook has the judgment and skills desired for continued service on the board. He is not related to Matthew J. Cook, our vice president — operations.

Michael I. German has served as our chief executive officer, president and director of the Company since its organization in 2013 and has been the chief executive officer, president and a director of Corning Gas since December 2006. Mr. German also serves as president of our subsidiaries Corning Appliance and Pike County Light & Power Company (“Pike”), and our joint venture investments, Leatherstocking Gas Company, LLC (“Leatherstocking Gas”) and Leatherstocking Pipeline Company, LLC (“Leatherstocking Pipeline”) and serves on the boards of Leatherstocking Gas, Leatherstocking Pipeline and Pike. Prior to joining the Company, he was senior vice president, utility operations for Southern Union Company where he was responsible for gas utility operations in Missouri, Pennsylvania, Rhode Island and Massachusetts. From 1994 to 2005, Mr. German held several senior positions at Energy East Corporation, a publicly-held energy services and delivery company, including president of several utilities. From 1978 to 1994, Mr. German worked at the American Gas Association, finishing as senior vice president. From 1976 to 1978, Mr. German worked for US Energy Research and Development Administration. Mr. German is a board member of the Northeast Gas Association, Ampco Pittsburgh Corporation and several non-profit organizations. Mr. German’s role as president and chief executive officer and responsibility for the day-to-day operations and significant strategic initiatives, as well as his extensive experience in utility and public company operations, led the board to conclude that Mr. German should continue to serve as a director.

Ted W. Gibson has been a director of the Company since its organization in 2013 and has been a director of Corning Gas since November 2006. Mr. Gibson is also a director of Corning Appliance. He has served as the chief executive officer of Classic City Mechanical, an underground utility business, since 1979. Mr. Gibson is also a corrosion specialist in the National Association of Corrosion Engineers and a graduate of the Georgia Institute of Technology — Mechanical Engineer. Mr. Gibson previously served as a United States Marine Corps Captain, and is a Vietnam veteran. He is also an inspector for the Nevada State Boxing Commission. Mr. Gibson’s professional background and extensive experience with pipelines and other underground utilities, his business and management expertise in his service as chief executive officer of Classic City Mechanical, his knowledge of our business and contributions during his years of service on the board of directors, led the board of directors to conclude that Mr. Gibson has the skills desired for continued service on the board.

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Robert B. Johnston has been a director of the Company and Corning Gas since July 15, 2014. He has served as the executive vice president and chief strategy officer for The InterTech Group, Inc. (“InterTech”) since 2008. In this capacity, he is responsible for merger and acquisition activities, investments and communications at InterTech as well as oversight of a number of InterTech operating companies. He previously served as the president, chief executive officer and deputy governor of The Hudson’s Bay Company, and he currently serves on the several public company boards including Supremex Inc. where he is the chairman of the board of directors, Colabor Inc., FIH Group PLC and Circa Enterprises. Additionally, he serves on the board of directors of the South Carolina Community Loan Fund and is a member of the advisory board of the McGill University Executive Institute. Mr. Johnston previously served on the boards of Gas Natural Inc., Pacific Northern Gas, Central Vermont Public Service Corporation, Fyffes PLC, Galvanic Applied Sciences, The Hudson’s Bay Company, Produce Investments PLC, Experiences Canada, Carolina Youth Development Center and Canada’s National History Society. Mr. Johnston completed the University of Oxford Advanced Management and Leadership Program and received an MBA from the John Molson School of Business, an MA in Public Policy & Public Administration and a BA in Political Science from Concordia University. Additionally, he holds the ICD.D designation from the Institute of Corporate Directors (Canada). Mr. Johnston’s extensive financial and operational experience coupled with his corporate governance and regulated utility experience led the board to conclude that he should continue to serve as a director.

Joseph P. Mirabito has been a director of the Company since its organization in 2013 and has been a director of Corning Gas since November 2010. He and William Mirabito are cousins. He was president of Mirabito Fuel Group from 1986 to 1998. He has also served as president of Granite Capital Holdings, Inc. from 1998 to 2009. He is currently president and chief executive officer of Mirabito Holdings, Inc. and Mirabito Regulated Industries, LLC. He serves as a director on several professional and civic boards in the central New York region. Mr. Mirabito also serves as a director on the boards of Corning Appliance, Leatherstocking Gas and Leatherstocking Pipeline. Mr. Mirabito’s business and corporate management experience in the energy delivery businesses where he serves as the president and chief executive officer, his knowledge of the local communities in Central New York served by those businesses and his prior experience in advising and serving on the board and committees of Wilber Bank, led the board of directors to conclude that Mr. Mirabito has the skills, connections and experience desired for continued service on the board.

William Mirabito has served as a director of the Company since its organization in 2013 and has been a director of Corning Gas since November 2010. He and Joseph Mirabito are cousins. He was president of Mang Insurance Agency from 2008 to 2015 and has served as senior vice president of Mirabito Holdings, Inc. and Mirabito Regulated Industries, LLC since 2014. He is also the chairperson of the audit committee for Mirabito Holdings. He previously served on the board and finance committee of Fox Hospital in Oneonta, New York. He is also a board member of Springbrook, New York, and serves on its executive committee. Mr. Mirabito also serves as a director on the boards of Corning Appliance, Leatherstocking Gas and Leatherstocking Pipeline. Mr. Mirabito’s business and management experience as president of Mang Insurance Agency and senior vice president of Mirabito Holdings and Mirabito Regulated Industries, and his experience in advising and serving on the board and committees of Fox Hospital and Springbrook led the board of directors to conclude that Mr. Mirabito has the skills and experience desired for continued service on the board.

George J. Welch has served as a director of the Company since its organization in 2013 and has been a director of Corning Gas since May 2007. He is also a director of Corning Appliance. He is the senior partner in the law firm of Welch Law in Corning, New York where his practice concentrates on business transactions and real estate. He has served as a director of many regional organizations, including a regional economic development organization and PaneLogic, Inc., a provider of control system integration services. Mr. Welch serves on the Alfred State College Council, an advisory group to the president of the college. Mr. Welch's extensive experience in legal matters and economic development, and as a community leader, led the board to conclude that he should continue to serve as a director.

John B. Williamson, III has served as a director of the Company since its organization in 2013 and has been a director of Corning Gas since November 2010. He is also a director of Corning Appliance. Since 2004, Mr. Williamson has served as chairman of RGC Resources, Inc., a $230 million energy distribution and services holding company. He served as director, president and chief executive officer of RGC Resources from 1999 to 2013. In addition, he serves as a director of the Bank of Botetourt, Optical Cable Corporation and Luna Innovations Corporation. Mr. Williamson received an MBA from the College of William and Mary and a BS from Virginia Commonwealth University. Mr. Williamson’s experience as the chairman, president and chief executive officer of an energy distribution and services company, as well as his experience in advising and serving on the board and committees of other corporations, resulting in his broad understanding of the operational, financial and strategic issues that businesses generally and utilities face, led the board to conclude that he should continue to serve as a director.

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Director Independence

The board of directors has determined and confirmed that each of Mr. Cook, Mr. Gibson, Mr. Johnston, Mr. Joseph Mirabito, Mr. William Mirabito, Mr. Welch and Mr. Williamson do not have a material relationship with the Company or any of its subsidiaries that would interfere with the exercise of independent judgment and are, therefore, independent as defined by applicable laws and regulations and the listing standards of the New York Stock Exchange. In making the independence determination, the board considered that Mr. Joseph Mirabito is a President, and Mr. William Mirabito a senior vice president, of Mirabito Regulated Industries, LLC, which is a 50% owner of Leatherstocking Gas and Leatherstocking Pipeline, both of which are joint ventures between the Company and Mirabito Regulated Industries. In making the determination that each of the members of the nominating and compensation committee is independent, the board of directors considered that Mr. William Mirabito and Mr. Joseph Mirabito are officers, directors and shareholders of Mirabito Regulated Industries.

Director Compensation

For fiscal years 2017 and 2018, the Company paid its directors with quarterly restricted stock grants. The shares awarded become unrestricted upon a director leaving the board. Directors who also serve as officers are not compensated for their service as directors. For fiscal 2018, the Company issued 450 restricted shares to each director on February 15, June 8, August 15 and November 23, 2018 for service during the previous quarter. Information regarding shares of restricted stock awarded to directors in the fiscal year ended September 30, 2018 is summarized below, at the amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification 718.

Name	Fee Earned or Paid in Cash	Stock Awards	All Other Compensation	Total *
Henry B. Cook, Jr.	—	$25,988	—	$25,988
Ted W. Gibson	—	25,988	—	25,988
Robert B. Johnston	—	25,988	—	25,988
Joseph P. Mirabito	—	25,988	—	25,988
William Mirabito	—	25,988	—	25,988
George J. Welch	—	25,988	—	25,988
John B. Williamson III	—	25,988	—	25,988

* As of September 30, 2018, each director was entitled to an additional 450 shares, which were issued on November 23, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year.

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Attendance of the Board of Directors at Meetings

The board of directors met six times during fiscal 2018. All members of the board of directors participated in at least 75% of all board and applicable committee meetings in the last fiscal year. The Company strongly encourages members of the board of directors to attend annual meetings of shareholders. All members of the board of directors attended last year’s annual meeting held on April 24, 2018.

Risk Oversight

The board is actively involved in oversight of risks that could affect the Company and particularly focuses on operational risks such as those identified in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018. The full board has overall responsibility for the general oversight of risks that could affect the Company, but some of this oversight is conducted by committees of the board. The board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company, as well as through reports by each committee chair regarding the committee’s considerations and actions.

Board Leadership Structure

The roles of chief executive officer and chairman of the board are separated in recognition of the differences between the two roles. The chief executive officer is responsible for the Company’s strategic initiatives and the Company’s day-to-day operations and performance, while the chairman of the board provides guidance to the chief executive officer and presides over meetings of the full board.

Audit Committee

The audit committee is currently comprised of Mr. Williamson, the committee’s chairman, Mr. Cook, and Mr. William Mirabito, each of whom was determined by our board of directors to be “independent directors” as defined in the New York Stock Exchange listing standards. Additional information regarding the audit committee is provided in the “Audit Committee Report” beginning on page 8 of this proxy statement.

Nominating and Compensation Committee

Our nominating and compensation committee is comprised of Mr. Gibson, the committee’s chairman, Mr. Joseph Mirabito, Mr. Williamson, Mr. Cook and Mr. Johnston. The nominating and compensation committee oversees the Company’s executive compensation program. In this role, the committee reviews and approves, or recommends for approval by the full board, the compensation that is paid or awarded to our executive officers. The goal of our nominating and compensation committee is to ensure that the total compensation paid to our executive officers and significant employees is fair, reasonable and competitive.

No officers or employees of the Company or its subsidiaries served on the nominating and compensation committee. Mr. German meets with the committee at their request and makes recommendations with respect to the compensation of other officers. There are no interlocks between our nominating and compensation committee, our officers, and those of any other company.

The nominating and compensation committee also administers our stock compensation plan. The nominating and compensation committee met once in the last fiscal year to recommend salaries and report those recommendations to the full board of directors for approval and to nominate directors. Our board has approved the charter of the nominating and compensation committee, which is available on our website at www.corninggas.com.

If there are any vacancies on the board, or if the nominating and compensation committee determines not to re-nominate an incumbent director for election to the board, our president and chief executive officer and our chairman of the board generally would identify a qualified candidate for the committee’s consideration. Director nominees are approved by the nominating and compensation committee and recommended to the full board for their approval. Nominees are not required to possess specific skills or qualifications; however, nominees are recommended and approved based on various criteria including relevant skills and experience, personal integrity, and ability and willingness to devote their time and efforts to the Company. Qualified nominees are considered without regard to age, race, color, sex, religion, disability or national origin. We do not use a third party to locate or evaluate potential candidates for director. Neither the board of directors nor the nominating and compensation committee have adopted any policy on whether to consider candidates recommended by shareholders for nomination to fill board seats, or the terms on which any such consideration would be made. The board of directors has not adopted any policy regarding shareholder recommendations of candidates since vacancies on the board occur infrequently and the board has not received any recommendations.

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Corporate Governance and Community Relations Committee

The corporate governance and community relations committee is currently comprised of Mr. Welch, the committee’s chairman, Mr. William Mirabito, Mr. Gibson, and Mr. Johnston. The committee met three times during our last fiscal year. The committee is responsible for developing corporate governance principles and practices, considering corporate governance issues, administering our related person transaction policy, and assisting the board in compliance with our code of business conduct and ethics. Our board has approved the charter of the corporate governance and community relations committee, which is available on our website at www.corninggas.com.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the board of directors, a committee of the board, or with an individual director, should send the communication to:

Corning Natural Gas Holding Corporation

Board of Directors [or committee name, or director’s name, as appropriate]

330 West William Street

Corning, New York 14830

We will forward shareholder correspondence about the Company to the board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

The Company has adopted Corning Gas’ code of business conduct and ethics that applies to all employees, including our chief executive officer and our chief financial officer, who also serves as our principal accounting officer. This code is available on our website at www.corninggas.com. Any amendments or waivers to the code that apply to our chief executive officer or chief financial officer will be promptly disclosed to our shareholders by posting that information on our website.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing audit committee. In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.corninggas.com. The audit committee is directly responsible for the appointment of our independent registered public accounting firm and is charged with reviewing and approving all services performed for us by the independent registered public accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent registered public accounting firm’s internal quality control procedures, reviews all relationships between the independent registered public accounting firm and the Company and its subsidiaries in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent registered public accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner and concurring partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management.

The audit committee is currently comprised of Mr. Williamson, the committee’s chairman, Mr. Cook and Mr. William Mirabito. Mr. Mirabito is an officer, director and shareholder of a company that has entered into joint ventures with the Company (Leatherstocking Gas and Leatherstocking Pipeline). The committee met four times in the last fiscal year. Mr. Williamson, Mr. Cook and Mr. Mirabito are “independent directors” as defined in the New York Stock Exchange listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Williamson meets the qualifications for designation as a financial expert as defined in SEC rules through his experience as the chief executive officer of RGC Resources, Inc., a publicly-held company. The audit committee reviews and reassesses its charter as needed from time to time and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the financial statements with management and Freed Maxick CPA’s, P.C. (“Freed Maxick”), our independent registered public accounting firm. The audit committee reviewed and discussed the audited financial statements of the Company for the years ended September 30, 2018 and September 30, 2017, with Freed Maxick. The audit committee also discussed with Freed Maxick, the matters required by AU Section 380, “Communication with Audit Committees” (Statement on Auditing Standards No. 61, as amended). The audit committee reviewed with Freed Maxick, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from Freed Maxick a formal written statement describing all relationships between Fred Maxick and the Company that might bear on Freed Maxick’s independence consistent with the requirements of the Public Company Accounting Oversight Board, and discussed with Freed Maxick any relationships that may impact its objectivity and independence. In considering Freed Maxick’s independence, the audit committee also considered whether the non-audit services performed by Freed Maxick on our behalf were compatible with maintaining the independence of Freed Maxick.

In reliance upon (1) the audit committee’s reviews and discussions with management and Freed Maxick, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from Freed Maxick dated December 20, 2018, stating that the Company’s financial statements for the fiscal year ended September 30, 2018 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the SEC.

Audit Committee

John B. Williamson III, Chairman

Henry b. cook, jr.

william mirabito

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Principal Accounting Firm Fees and Services

The following is a summary of the aggregate fees for the fiscal years ended September 30, 2018 and 2017, by our independent registered public registered public accounting firm, Freed Maxick.

	2018	2017
Audit Fees	$184,800	$187,100
Audit-related Fees	9,400	9,100
Tax Fees	29,100	33,800
All Other Fees	—	5,200
Total	$223,300	$235,200

Audit Fees. These are fees for professional services for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-related Fees. These are fees related to our employee benefit plan audit.

Tax Fees. These are fees for professional services rendered with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns and consulting on tax planning matters.

All Other Fees. These are fees related to filing requirements for Pike County Federal Energy Regulatory Commission reporting.

The audit committee authorized the payment by the Company of the fees billed to the Company by Freed Maxick in fiscal 2018 and 2017. The decision to engage Freed Maxick was approved by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining independence. All audit and non-audit services are required to be pre-approved by the audit committee in accordance with its charter. In fiscal 2018 and 2017, Freed Maxick had no direct or indirect financial interest in the Company in the capacity of promoter, underwriter, voting director, officer or employee.

Representatives of Freed Maxick will attend the 2019 annual meeting of shareholders to answer appropriate questions and make statements if they desire.

EXECUTIVE OFFICERS

The names, ages, positions and certain other information concerning our current executive officers and significant employees is set forth below.

Name	Age	Position
Michael I. German*	68	Chief Executive Officer, President and Director
Firouzeh Sarhangi	60	Chief Financial Officer and Treasurer
Matthew J. Cook	57	Vice President — Operations
Russell S. Miller	55	Vice President — Gas Supply and Marketing

* Biographical information for Mr. German can be found under “Board of Directors.”

Firouzeh Sarhangi has served as chief financial officer and treasurer of the Company since its organization in 2013 and as corporate secretary since 2018. She was appointed as chief financial officer and treasurer of Corning Gas in 2006. Ms. Sarhangi also serves as treasurer of Corning Appliance and as chief financial officer of Pike, Leatherstocking Gas and Leatherstocking Pipeline and serves on the board of Pike. From February 2004 until her appointment as chief financial officer of the Company, she served as vice president — finance of Corning Gas. Previously, she was president of Tax Center International (“TCI”), a company she founded and operated until Corning Gas purchased TCI in 1998. Ms. Sarhangi has more than thirty years of public accounting experience.

Matthew J. Cook joined Corning Gas in February 2008 as vice president — operations. Mr. Cook has more than thirty years of natural gas utility experience. In addition to the operations department, Mr. Cook manages the customer service department and facilities. From 2000 until joining Corning Gas, Mr. Cook was employed by Mulcare Pipeline Solutions, a supplier of products and services to the natural gas industry, in various positions including sales manager and technical specialist. Previously, Mr. Cook served as operations engineer and gas engineer for New York State Electric and Gas. Mr. Cook also serves as a vice president of Corning Appliance and as a director on the boards of Leatherstocking Gas and Pike. He is not related to our director, Henry B. Cook, Jr.

Russell S. Miller rejoined Corning Gas as director of gas supply and marketing in June 2008 and was appointed as vice president — gas supply and marketing, in December 2009. Mr. Miller manages the IT department and business development for the company, in addition to his supply and marketing responsibilities. From 1987 through 2004 he was employed by us in various positions including vice president — operations, gas supply manager, and mapping technician. From 2006 until rejoining Corning Gas, he was employed by IBM as energy distribution manager where he managed a team of energy buyers. From 2004 through 2006, he was employed as an industrial account manager for Sprague Energy Corp. located in Portsmouth, New Hampshire. Mr. Miller also serves as a director on the boards of Leatherstocking Gas and Pike.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by Corning Gas, our wholly-owned subsidiary, to the following individuals who are officers of both companies: the chief executive officer, chief financial officer, and our other most highly compensated executive officers.

				Change in
				Pension
				Value and
				Nonqualified
				Deferred
Name and				Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Earnings ($)	Stock(2) ($)	All Other Compensation(1)($)	Total ($)

Michael I. German, President and Chief	2018	170,338	—	38,019	—	5,099	213,456
Executive Officer	2017	170,500	—	37,871	—	3,727	212,098
Firouzeh Sarhangi, Chief Financial	2018	144,615	14,500	57,057	5,625	4,271	226,068
Officer and Treasurer	2017	152,946	18,100	42,844	—	3,030	216,920
Matthew Cook, Vice President – Operations	2018	148,115	8,940	37,010	5,625	4,413	204,103
	2017	152,594	14,421	29,020	—	3,779	199,814
Russell Miller, Vice President – Gas Supply	2018	139,115	8,110	49,791	5,625	4,416	207,057
and Marketing	2017	143,447	14,274	37,055	—	1,762	196,538

(1)	The amounts reported include 401(k) matching contributions by the Company in fiscal 2018 of $5,099 for Mr. German, $4,271 for Ms. Sarhangi, $4,413 for Mr. Cook and $4,416 for Mr. Miller and in fiscal 2017 of $3,727 for Mr. German, $3,030 for Ms. Sarhangi, $3,779 for Mr. Cook and $1,762 for Mr. Miller.

(2)	The amounts reported include stock grants in fiscal 2018 of $5,625 for Ms. Sarhangi, $5,625 for Mr. Cook, $5,625 for Mr. Miller.

Employment Agreements

Pursuant to his employment agreement dated November 30, 2006, Mr. German continues to serve as president and chief executive officer of Corning Gas for 2019 under the automatic renewal provisions of his contract. The employment agreement provides for termination payments to Mr. German as follows:

  If Mr. German terminates his employment for Good Reason (as defined in the employment agreement — generally a decrease in title, position or responsibilities, a decrease in salary or bonus or a reduction in benefits), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.
  If Mr. German’s employment is terminated without cause (as defined in the employment agreement), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.
  If Mr. German’s employment is terminated for a Change in Control (as defined in the employment agreement), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to three times his then current annual salary.

The employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions for a period including Mr. German’s employment and the twelve months immediately following the date of the termination of his employment.

Change of Control Agreements

On April 17, 2017, we entered into change of control agreements with each of our executive officers named above other than Mr. German: Ms. Sarhangi, Mr. Cook, and Mr. Miller. None of our other executive officers have employment agreements. Each agreement was effective as of April 27, 2017, and terminates on the first to occur of: (i) termination of the executive’s employment with the Company prior to a “change of control” (as defined in the agreements); (ii) one year from the date of a change of control; or (iii) May 1, 2022, but only if no change of control has occurred as of that date. Steve Grandinali, general manager of Pike, also has a change of control agreement.

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Under each agreement, upon termination of the executive’s employment with the Company within 12 months following a change of control, unless the termination is because of the executive’s death, or by the Company for “cause” or “disability” (each as defined in the agreements) or by the executive other than for “good reason” (as defined in the agreements), we will be required to pay to the executive the following: (i) the executive’s full salary through the date of termination and all other unpaid amounts to which the executive is entitled as of the date of termination under any plan or other arrangement of the Company, at the time such payments are due (and in any event within 90 days after the executive’s separation of service from the Company); and (ii) an amount equal to 1.0 multiplied by the executive’s annualized includable compensation for the base period (within the meaning of Section 280G of the Internal Revenue Code), subject to reduction if such payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, which payment must be made in a lump sum within 90 days after the executive’s separation from service.

The executives are not required to mitigate the amount of any payment under the change of control agreements by seeking employment or otherwise.The Company also agreed to pay to each of the executives all legal fees and related expenses incurred by the executive in connection with enforcing the agreement, whether or not the executive prevails.

Executive Employee Incentive Program

Each year, our board of directors approves the performance goals and terms of an executive employee incentive program. The program is designed to attract and retain high caliber executives who are capable of optimizing the Company’s performance, and reward our executive officers for the achievement of annual corporate and operational goals. Performance bonuses, if earned, are paid in cash during the first calendar quarter of the calendar year following the calendar year for which performance was measured, and are based upon the board of directors’ determination of the percentage of the goals that were met. Eligible employees include but are not limited to, each of our named executive officers other than Mr. German: Ms. Sarhangi, Mr. Cook, and Mr. Miller. Awards under the program are at the discretion of the board of directors and may be modified or discontinued at any time.

Benefit Plans

We provide competitive welfare and retirement benefits to our executive officers as an important element of their compensation packages. Our executives receive medical and dental coverage, life insurance, disability coverage and other benefits on the same basis as our other employees. Our executives are also eligible to participate in our employee savings and pension plans.

Corning Natural Gas Corporation Employees Savings Plan. All employees of Corning Gas who work for more than 1,000 hours per year and who have completed one year of service may enroll in the savings plan at the beginning of each calendar quarter. Under the savings plan, participants may contribute up to 50% of their wages. Corning Gas matches one-half of the participant’s contributions up to a total of 3% of the participant’s wages. Matching contributions vest in the participants’ accounts at a rate of 20% per year and become fully vested after five years. All participants may select one of ten investment plans, or a combination of plans, for their account. Distribution of amounts accumulated under the savings plan occurs upon the termination of employment or death of the participant. The savings plan also contains loan and hardship withdrawal provisions.

Pension Plan. We maintain a defined benefit pension plan, the retirement plan for salaried and non-union employees of Corning Gas that covers substantially all of our employees. We make annual contributions to the plan equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974. The benefit payable under the pension plan is calculated based upon the employee’s average salary for the four years immediately preceding his retirement. As defined in the plan, the normal retirement age is 62. The compensation covered by the pension plan includes only base salary, identified in the summary compensation table as “salary.”

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Shareholder Advisory Vote to Approve Executive Compensation

At our 2018 annual meeting of shareholders, executive officer compensation for 2018 was approved by approximately 99.9% of the votes cast on the matter. The nominating and compensation committee and the board of directors viewed the vote as an expression of the shareholders’ general satisfaction with our current executive compensation programs and therefore did not implement any changes to those programs as a result of or reaction to the shareholder advisory vote.

Outstanding Equity Awards at Fiscal Year End

There were no outstanding equity awards at the fiscal year ended September 30, 2018.

Equity Compensation Plan Information

The Corning Gas 2007 Stock Plan provided for the issuance of various equity awards based on shares of our common stock. Beginning in 2008 and continuing for a period of nine years, on the day of each annual meeting of shareholders, the total maximum number of shares available for issuance automatically increased to the number of shares equal to 15% of the shares outstanding. The 2007 plan was assumed by the Company in 2013, and all outstanding grants were deemed to relate to common stock of Company. The 2007 plan expired in 2017, and as of September 30, 2018 there were no outstanding grants under the plan. At the 2018 annual meeting, our shareholders approved the Company’s 2018 long-term incentive plan, which replaced the 2017 plan. The 2018 plan provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and dividend equivalent units to officers, employees, and directors of the Company and its subsidiaries. There are a total of 350,000 shares authorized for grant under the 2018 plan. At September 30, 2018, there were 338,100 shares available under the plan.

Plan category	Number of securities to be issued upon exercise of outstanding rights	Weighted-average exercise price of outstanding rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	—	—	338,100

Equity compensation plans not approved by security holders	—	—	—
Total	—	—	338,100

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SECURITIES OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 11, 2019, there were 3,032,182 shares of common stock outstanding, 210,600 shares of 6% Series A Cumulative Preferred Stock (“Series A Preferred”), and 244,263 shares of Series B Convertible Preferred Stock (“Series B Preferred”). Each share of the Series B Preferred is convertible into 1.2 shares of common stock at the option of the holder. The following table sets forth, as of January 20, 2019, information regarding the beneficial ownership of our stock by each shareholder known by us to be the beneficial owner of more than 5% of our stock, each director, each executive officer, and all our directors and executive officers as a group.

	Common Stock (2)		Series A Preferred Stock		Series B Preferred Stock
Names and Address(1)	Shares	Percentage	Shares	Percentage	Shares	Percentage

The Gabelli Group(3)
One Corporate Center
Rye, NY 10580	527,745	17.4%	—	—	73,298	30.0%
The Article 6 Marital Trust
under The First Amended and
Restated Jerry Zucker Revocable Trust(4)
4838 Jenkins Avenue
North Charleston, SC 29405	347,341	11.5%	26,736	12.7%	—	—
Michael I. German(5)	548,730	18.1%	5,129	2.4%	57,936	23.7%
Ted W. Gibson(6)	139,451	4.6%	43,047	20.4%	—	—
Henry B. Cook, Jr.(7)	37,291	1 .2%	—	—	—	—
Firouzeh Sarhangi(8)	4,714	*	1,400	*	—	—
George J. Welch(9)	22,483	*	10,600	5.0%	912	*
Joseph P. Mirabito(10)	62,555	2.1%	600	*	481	*
William Mirabito(11)	63,660	2.1%	6,135	2.9%	1,351	*
John B. Williamson III(12)	18,364	*	1,052	*	1,416	*
Russell Miller(13)	1,808	*	—	—	—	—
Matthew Cook(14)	2,025	*	—	—	—	—
Robert B. Johnston(15)	15,005	*	11,000	5.2%	—	—
All directors, director nominees
and executive officers as a group
(11 individuals)	916,086	30.2%	78,963	37.5%	62,096	25.4%

______________

* Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of stock owned, and the address of each beneficial owner is c/o Corning Natural Gas Holding Corporation, 330 West William Street, Corning, New York 14830.
(2)	The common stock holdings include shares of common stock issuable upon conversion of the Series B Preferred. After the 20% stock dividend payable to holders of record of common stock on May 30, 2017, the conversion ratio of the Series B Preferred adjusted and, currently, one share of Series B Preferred is convertible into 1.2 shares of common stock.
(3)

Includes 513,086 shares of common stock held by Gabelli Funds, LLC, which includes 73,298 shares of Series B Preferred and 105,664 shares of common stock held by Teton Advisors, Inc. which includes 15,095 shares of Series B Preferred. Each of Gabelli Funds and Teton Advisors has sole voting and dispositive power over the shares of common stock held by it. Based solely on information in Amendment No. 17 to Schedule 13D filed with the SEC on June 28, 2016.

(4)	Based solely on information in Amendment No. 2 to Schedule 13D filed with the SEC on April 23, 2014.
(5)	Includes 57,936 shares of Series B Preferred and 7,690 shares of common stock owned by Mr. German’s son, of which Mr. German disclaims beneficial ownership, and 37,853 shares of common stock acquired through the Company’s dividend reinvestment program (“DRIP”).
(6)	Includes 17,940 shares of restricted stock.
(7)	Includes 10,650 shares of restricted stock and 2,085 shares of common stock acquired through the DRIP.
(8)	Includes 914 shares of common stock acquired through the DRIP.
(9)	Common stock shares include 17,850 shares of restricted stock, 912 shares of Series B Preferred, 8,000 Series A Preferred held by his wife, and 3,164 shares of common stock acquired through the DRIP. Mr. Welch disclaims beneficial ownership of the securities owned by his wife except to the extent of his pecuniary interest in her shares.
(10)	Common stock shares include 14,096 shares of restricted stock, 481 shares of Series B Preferred and 1,299 common shares held by Mr. Mirabito’s wife. Mr. Mirabito disclaims beneficial ownership of the securities owned by his wife except to the extent of his pecuniary interest in her shares.
(11)	Common stock shares include 7,096 shares of restricted stock, 1,351 shares of Series B Preferred and 950 shares of common stock acquired through the DRIP.
(12)	Common stock shares include 14,096 shares of restricted stock, 1,416 shares of Series B Preferred and 1,687 shares owned jointly with his spouse.
(13)	Includes 58 shares owned by Mr. Miller’s wife, 132 shares held jointly with his wife and 156 shares of common stock acquired through the DRIP. Mr. Miller disclaims beneficial ownership of the securities owned by his wife except to the extent of his pecuniary interest in her shares.
(14)	Includes 205 shares of common stock acquired through the DRIP.
(15)	Includes 13,050 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company holds 50/50 joint ventures with Mirabito Regulated Industries, called Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC. Mr. Joseph P. Mirabito and Mr. William Mirabito are officers, directors and are 20% and 21% shareholders, respectively, of Mirabito Holdings, Incorporated, a sister company of Mirabito Regulated Industries. Together they hold approximately 4.2% of the Company’s outstanding common stock. They are also on the board of the Company, Corning Gas, Corning Appliance, Leatherstocking Gas and Leatherstocking Pipeline. The Company and Mirabito Regulated Industries invested $165,000 each into Leatherstocking Gas in fiscal 2018. No investments were made into Leatherstocking Pipeline by either member in fiscal 2018. The Company paid $152,785 to US Bank Voyager Fleet System for purchase of gas for our service vehicles. Mirabito Energy Products is a Voyager Network Partner and is the dba of Mirabito Holdings, Inc. Mr. Joseph Mirabito is currently president and chief executive officer of Mirabito Holdings. Mr. William Mirabito is currently the senior vice president of Mirabito Holdings. For coverage of emergency services in the Town of Virgil, the Company also paid Mirabito Energy, Vestal, $15,120.

The Company paid a total of $11,271 to the law firm of Welch and Zink, Mr. Welch, managing partner, for legal services performed during the fiscal year ended September 30, 2018.

The Company paid $4,030 to Cook Brothers Truck Parts for the fiscal year ended September 30, 2018. Mr. Henry Cook is the majority owner of Cook Brothers Truck Parts.

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PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Our executive compensation program is designed to attract, develop and retain high caliber executives who are capable of optimizing the Company’s and its subsidiaries’ performance for the benefit of its shareholders, and reward our executive officers for the achievement of annual, long-term, strategic, and operational goals. Please read the “Executive Compensation” section of this proxy statement beginning on page 12 for additional details about our executive compensation program, including information about the fiscal 2018 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2019 annual meeting of shareholders:

“Resolved, that the compensation paid to the Corporation’s chief executive officer, chief financial officer, and other most highly compensated executives (the “named executive officers”), as disclosed in the Corporation’s Proxy Statement for the 2019 Annual meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the various compensation tables and related narrative discussion, is hereby APPROVED.”

The vote is advisory, which means that the vote is not binding on the Company, the board of directors or the nominating and compensation committee. Our board and the nominating and compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the nominating and compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends a vote FOR the proposal to approve, on a non-binding and advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed and the board of directors has ratified the appointment of the accounting firm of Freed Maxick CPAs, P.C. (“Freed Maxick”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019. Freed Maxick has also served as Corning Gas’ independent registered public accounting firm since August 20, 2013 and is considered by the audit committee, the board of directors and management of the Company to be well qualified. The shareholders are being asked to ratify the audit committee’s appointment of Freed Maxick. If the shareholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Freed Maxick will attend the annual meeting to answer appropriate questions and make statements if they desire.

The board of directors recommends a vote FOR the proposal to ratify the appointment of Freed Maxick as our independent registered public accounting firm for the fiscal year ending September 30, 2019.

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SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal to be included in our proxy statement for our 2020 annual meeting of shareholders must deliver the proposal, in accordance with the requirements of Rule 14a-8 under the Exchange Act, to our corporate secretary at our principal executive office no later than October 29, 2019. A shareholder’s notice to the corporate secretary must include as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business proposed to be brought before the meeting and the reasons for conducting this business at the meeting,
•	the name and record address of the shareholder making the proposal,
•	the number of shares of our common stock that are beneficially owned by the shareholder, and
•	any material interest of the shareholder in the proposal.

A shareholder may submit nominees for election to the board of directors at our 2020 annual meeting. For a nominee to be included in the 2020 proxy statement, it must be submitted to the corporate secretary not before January 1, 2020 and not after January 23, 2020.

A shareholder may also present a proposal directly to our shareholders at next year’s annual meeting. For a proposal to be voted upon at our 2020 annual meeting, it must be submitted to the corporate secretary not before January 1, 2020 and not after January 23, 2020. However, if we do not receive notice of the shareholder proposal prior to the close of business on January 23, 2020, SEC rules permit management to vote proxies in their discretion on the proposed matter. If we receive notice of the shareholder proposal not before January 1, 2020 and not after January 23, 2020, management can only vote proxies in their discretion if they advise shareholders in our 2020 proxy statement about the nature of the proposed matter and how management intends to vote on the matter.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at this year’s annual meeting of shareholders. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors may recommend.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

On Behalf of the Board of Directors,

Firouzeh Sarhangi

Chief Financial Officer, Treasurer and Corporate Secretary

February 26, 2019